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                                                                   Exhibit 23.14

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2000, with respect to the consolidated financial statements of Falcon Communications, L.P. included in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. for the registration of 5,661,117 shares of its common stock.

     We also consent to the use of our report dated March 2, 2000, with respect to the combined financial statements of CC VII - Falcon Systems not separately included in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. for the registration of 5,661,117 shares of its common stock.



                                       /s/ ERNST & YOUNG LLP

Los Angeles, California
September 20, 2000